Exhibit 99.1

STONE ENERGY CORPORATION

Announces Drilling Results, Increased Production Guidance and Increased 2013 Capex Budget

LAFAYETTE, LA. September 9, 2013

Stone Energy Corporation (NYSE: SGY) today provided an update on the deep water Taggart prospect, including the exploratory well drilled at Mississippi Canyon 816. Drilling operations have been completed and the rig is being released. The well has been logged, and pressure readings, cores and fluid samples have been taken in the Pliocene and Upper Miocene section sands. The data indicates a discovery with approximately 90 feet of net oil and gas condensate pay in two sands. The partners plan to further analyze the data from this well and develop a plan which is expected to include a sub-sea tie back to an existing facility. Stone holds approximately 23% working interest in the project, and LLOG Exploration Offshore, L.L.C. is the operator.

A discovery was also made on the Taildancer prospect at Ship Shoal 113, with the well encountering 130 feet of net oil and gas pay. Production from this discovery is projected to be on line in the fourth quarter of 2013. Stone is the operator with a 100% working interest.

The rig for the deep water San Marcos prospect at Mississippi Canyon 983 is on location and has begun drilling. Stone holds a 25% working interest in the prospect which is operated by Apache Deepwater LLC.

Stone also provided updated production guidance for the third quarter of 2013, increasing from 42-45 Mboe per day (252-270 MMcfe per day) to 46-49 Mboe per day (276-294 MMcfe per day). The full year guidance has also been increased from 41-44 Mboe per day (246-264 MMcfe per day) to 43.5-45.0 Mboe per day (261-270 MMcfe per day). The increase was due to higher projected Appalachian volumes, incremental volumes from the La Cantera field and a more active workover/recompletion GOM shelf program. The guidance still incorporates some projected hurricane shut-in time as well as reduced fourth quarter volumes in Appalachia due to cold weather pipeline restrictions. The guidance is subject to all the cautionary statements and limitations described below under the caption “Forward Looking Statements.”

Additionally, Stone’s Board of Directors has authorized an increase to the 2013 capital expenditure budget from $650 million to $710 million, which excludes major acquisitions and capitalized SG&A and interest. Most of the capital expenditure budget increase is expected to be in the GOM deep water, with a minor increase in the Appalachia area. The final capital expenditure amount and the allocation of capital across the various areas is subject to change based on several factors including permitting times, rig availability, non-operator decisions, farm-in opportunities and commodity pricing.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells, future financial or operating results and the amount, and timing of any potential divestitures are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, market conditions relating to acquisitions and divestitures and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Therefore, we can give no assurance that our future production volumes will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-2072 fax or via e-mail at CFO@StoneEnergy.com.